EXHIBIT 99.1
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Parker Drilling Company:
We have audited the accompanying consolidated balance sheets of Parker Drilling Company (the Company) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited the financial statement Schedule II — Valuation and Qualifying Accounts for each of the years in the three-year period ended December 31, 2009. We also have audited Parker Drilling Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (continued)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (continued)
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parker Drilling Company and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also in our opinion, Parker Drilling Company and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have audited the revised Parent, Guarantor, Non-Guarantor consolidating condensed financial statements in Note 5 that reflect the subsidiaries of Parker Drilling Company that are current guarantors of Parker Drilling Company’s 9⅛% Senior Notes due 2018. In our opinion, such consolidating condensed financial statements present fairly, in all material respects, the information set forth therein.
As discussed in note 1 to the consolidated financial statements, the Company has changed its method of accounting for convertible debt instruments in 2008 and 2007 due to the adoption of new accounting for convertible debt instruments.
KPMG LLP
Houston, Texas
March 3, 2010
(Except for note 5 for which the date is June 21, 2010)

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Year Ended December 31,
	2009	2008	2007
Revenues:
International drilling	$293,337	$325,096	$213,566
U.S. drilling	49,628	173,633	225,263
Rental tools	115,057	171,554	138,031
Project management and engineering services	109,445	110,147	77,713
Construction contract	185,443	49,412	—

Total revenues	752,910	829,842	654,573

Operating expenses:
International drilling	191,486	231,409	154,339
U.S. drilling	48,054	84,431	94,352
Rental tools	52,740	67,048	54,377
Project management and engineering services	85,799	91,677	64,981
Construction contract	177,311	46,815	—
Depreciation and amortization	113,975	116,956	85,803

Total operating expenses	669,365	638,336	453,852

Total operating gross margin	83,545	191,506	200,721

General and administration expense	(45,483)	(34,708)	(24,708)
Impairment of goodwill	—	(100,315)	—
Provision for reduction in carrying value of certain assets	(4,646)	—	(1,462)
Gain on disposition of assets, net	5,906	2,697	16,432

Total operating income	39,322	59,180	190,983

Other income and (expense):
Interest expense	(29,450)	(29,266)	(27,217)
Change in fair value of derivative positions	—	—	(671)
Interest income	1,041	1,405	6,478
Loss on extinguishment of debt	—	—	(2,396)
Equity in loss of unconsolidated joint venture, net of taxes	—	(1,105)	(27,101)
Minority interest	—	—	(1,000)
Other	(1,086)	(544)	665

Total other income and (expense)	(29,495)	(29,510)	(51,242)

Income before income taxes	9,827	29,670	139,741

Income tax expense (benefit):
Current tax expense (benefit)	15,424	(1,539)	17,602
Deferred tax expense (benefit)	(14,864)	8,481	19,293

Total income tax expense	560	6,942	36,895

Net income	$9,267	$22,728	$102,846

Basic earnings per share:	$0.08	$0.20	$0.94
Diluted earnings per share:	$0.08	$0.20	$0.93
Number of common shares used in computing earnings per share:
Basic	113,000,555	111,400,396	109,542,364
Diluted	114,925,446	112,430,545	110,856,694
See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in Thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$108,803	$172,298
Accounts and notes receivable, net of allowance for bad debts of $4,095 in 2009 and $3,169 in 2008	188,687	186,164
Rig materials and supplies	31,633	30,241
Deferred costs	4,531	7,804
Deferred income taxes	9,650	9,735
Other tax assets	37,818	40,924
Other current assets	62,407	26,125

Total current assets	443,529	473,291

Property, plant and equipment, at cost:
Drilling equipment	1,004,920	960,472
Rental tools	232,559	210,151
Buildings, land and improvements	30,548	27,340
Other	50,847	45,552
Construction in progress	211,889	144,721

	1,530,763	1,388,236

Less accumulated depreciation and amortization	813,965	712,688

Property, plant and equipment, net	716,798	675,548

Other assets:
Rig materials and supplies	9,291	7,219
Debt issuance costs	5,406	7,285
Deferred income taxes	55,749	22,956
Other assets	12,313	19,421

Total other assets	82,759	56,881

Total assets	$1,243,086	$1,205,720

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Continued)
(Dollars in Thousands)

	December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,000	$6,000
Accounts payable	95,207	77,814
Accrued liabilities	72,703	62,584
Accrued income taxes	9,126	12,130

Total current liabilities	189,036	158,528

Long-term debt	411,831	435,394

Other long-term liabilities	30,246	21,396

Long-term deferred tax liability	16,074	8,230

Commitments and contingencies (Note 13)	—	—

Stockholders’ equity:
Preferred stock, $1 par value, 1,942,000 shares authorized, no shares outstanding	—	—
Common stock, $0.16 2/3 par value, authorized 280,000,000 shares, issued and outstanding 116,239,097 shares (113,456,476 shares in 2008)	19,374	18,910
Capital in excess of par value	623,557	619,561
Accumulated deficit	(47,032)	(56,299)

Total stockholders’ equity	595,899	582,172

Total liabilities and stockholders’ equity	$1,243,086	$1,205,720

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Thousands)

	Year Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,267	$22,728	$102,846
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	113,975	116,956	85,803
Impairment of goodwill	—	100,315	—
Loss on extinguishment of debt	—	—	1,396
Gain on disposition of assets	(5,906)	(2,697)	(16,432)
Provision for reduction in carrying value of certain assets	4,646	—	1,462
Deferred tax expense	(14,864)	8,481	19,293
Equity loss in unconsolidated joint venture	—	1,105	27,101
Expenses not requiring cash	11,626	15,333	13,502
Change in assets and liabilities:
Accounts and notes receivable	1,656	(14,958)	(60,209)
Rig materials and supplies	(3,464)	(11,271)	(4,945)
Other current assets	(29,903)	(15,737)	(12,720)
Accounts payable and accrued liabilities	29,735	(238)	(19,728)
Accrued income taxes	(13,004)	(2,404)	(48,998)
Other assets	7,108	2,705	(14,095)

Net cash provided by operating activities	110,872	220,318	74,276

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(160,054)	(197,070)	(242,098)
Proceeds from the sale of assets	9,336	4,512	23,445
Proceeds from insurance claims	—	951	7,844
Investment in unconsolidated joint venture	—	(5,000)	(5,000)
Purchase of marketable securities	—	—	(101,075)
Proceeds from sale of marketable securities	—	—	163,995

Net cash used in investing activities	(150,718)	(196,607)	(152,889)

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)
(Dollars in Thousands)

	Year Ended December 31,
	2009	2008	2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term note facility draw	—	$50,000	$125,000
Paydown on revolver credit facility	(20,000)	(35,000)	(100,000)
Paydown on term note	(6,000)	—	—
Proceeds from revolver draw	4,000	73,000	20,000
Purchase of call options	—	—	(31,475)
Sale of common stock warrants	—	—	20,250
Payment of debt issuance costs	—	(1,846)	(4,618)
Proceeds from stock options exercised	199	1,969	15,455
Excess tax benefit (expense) from stock-based compensation	(1,848)	340	1,922

Net cash provided by (used in) financing activities	(23,649)	88,463	46,534

Net increase (decrease) in cash and cash equivalents	(63,495)	112,174	(32,079)

Cash and cash equivalents at beginning of year	172,298	60,124	92,203

Cash and cash equivalents at end of year	$108,803	$172,298	$60,124

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$28,721	$27,192	$27,439
Income taxes	$17,462	$45,615	$74,801
See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Dollars and Shares in Thousands)

			Capital in
		Common	Excess of	Accumulated
	Shares	Stock	Par Value	Deficit
Balances, December 31, 2006	109,150	$18,220	$568,253	$(127,374)

Activity in employees’ stock plans	2,766	433	14,931	—
Purchase of call options on Convertible Notes	—	—	(31,475)	—
Sale of warrants on Convertible Notes	—	—	20,250	—
OID premium deferred tax asset reclass	—	—	12,149	—
Adoption of FIN 48	—	—	—	(54,499)
Excess tax benefit from stock based compensation	—	—	1,922	—
Amortization of restricted stock plan compensation	—	—	7,836	—
Adjustment-Adoption of Convertible
Debt (ASC470)	—	—	15,830	—
Net income (total comprehensive income of $102,846)	—	—	—	102,846

Balances, December 31, 2007	111,916	$18,653	$609,696	$(79,027)

Activity in employees’ stock plans	1,540	257	2,895	—
Excess tax benefit from stock based compensation	—	—	340	—
Amortization of restricted stock plan compensation	—	—	6,630	—
Net income (total comprehensive income of $22,728)	—	—	—	22,728

Balances, December 31, 2008	113,456	$18,910	$619,561	$(56,299)

Activity in employees’ stock plans	2,783	464	1,483	—
Tax Loss from stock based compensation	—	—	(1,848)	—
Amortization of restricted stock plan compensation	—	—	4,361	—
Net income (total comprehensive income of $9,267)	—	—	—	9,267

Balances, December 31, 2009	116,239	$19,374	$623,557	$(47,032)

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Summary of Significant Accounting Policies
     Nature of Operations — Parker Drilling Company (“Parker Drilling”) and its majority-owned subsidiaries (together with Parker Drilling, the “Company”) is a leading worldwide provider of contract drilling and drilling-related services with extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas. At December 31, 2009, the Company’s marketable rig fleet consisted of 13 barge drilling rigs and workover rigs, and 28 land rigs, which operated in the United States, South America, Middle East, CIS and Asia Pacific regions.
     Application of Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) - The Company has adjusted the financial statements as of and for the three-years ended December 31, 2008, respectively, to reflect its adoption of the recently issued accounting guidance related to the accounting for convertible debt instruments that may be settled in cash upon conversion. The recently released accounting literature requires issuers to account separately for the liability and equity components of certain convertible debt instruments to adequately reflect the issuer’s nonconvertible debt features (unsecured debt) and borrowing rates when interest cost is recognized. The new accounting pronouncement requires separation of a component of that debt calculated as the difference between the original proceeds and the original note assuming a 7.25 percent non-convertible borrowing rate, with classification of that component in equity and the subsequent accretion of the resulting discount created on that debt to be recognized ratably (accretive) as part of interest expense in the Company’s consolidated statement of operations. The accounting pronouncement was effective January 1, 2009. The accounting guidance did not allow for early adoption. However, the Company’s adoption of the accounting treatment on January 1, 2009 required retrospective application of the new standard to the terms of the instruments for all periods presented. The adoption affects the Company’s historical accounting for its $125 million aggregate principal amount of 2.125% Convertible Senior Notes due 2012 issued on July 5, 2007 by requiring adjustments to related interest expense, deferred income taxes, long-term debt, and shareholders’ equity for 2008 and 2007, which are illustrated in the following table summarizing the impact of these adjustments on the Company’s consolidated financial statements excluding certain amounts reclassified within net cash provided by operating activities in the Consolidated Statements of Cash Flow:
Balance Sheet
(Dollars in Thousands)

	Originally Reported		As Adjusted
	December 31, 2008	Adjustments	December 31, 2008
ASSETS

Deferred income taxes	$30,867	$(7,911)	$22,956

Total assets	$1,213,631		$1,205,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Long-term debt	$455,073	$(19,679)	$435,394

Capital in excess of par	603,731	15,830	619,561
Accumulated deficit	(52,237)	(4,062)	(56,299)

Total liabilities and stockholders’ equity	$1,213,631		$1,205,720

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 1 — Summary of Significant Accounting Policies (continued)

	Originally Reported		As Adjusted
	December 31, 2007	Adjustments	December 31, 2007
ASSETS
Deferred income taxes	$40,121	$(9,814)	$30,307

Total assets	$1,076,987		$1,067,173

LIABILITIES AND STOCKHOLDERS’ EQUITY

Long-term debt	$353,721	$(24,412)	$329,309

Capital in excess of par	593,866	15,830	609,696
Accumulated deficit	(77,795)	(1,232)	(79,027)

Total liabilities and stockholders’ equity	$1,076,987		$1,067,173

Statement of Operations
(Dollars in thousands)

	Originally Reported		As Adjusted
	Twelve months ended		Twelve months ended
	December 31, 2008	Adjustments	December 31, 2008
Other expense:
Interest expense	$(24,533)	$(4,733)	$(29,266)
Income tax expense:
Deferred	10,384	(1,903)	8,481

Net income	$25,558		$22,728

	Originally Reported		As Adjusted
	Twelve months ended		Twelve months ended
	December 31, 2007	Adjustments	December 31, 2007
Other expense:
Interest expense	$(25,157)	$(2,060)	$(27,217)

Income tax expense:
Deferred	20,121	(828)	19,293

Net income	$104,078		$102,846

     Consolidation - The consolidated financial statements include the accounts of the Company and subsidiaries in which the Company exercises significant control or has a controlling financial interest, including entities, if any, in which the Company is allocated a majority of the entity’s losses or returns, regardless of ownership percentage. A subsidiary of Parker Drilling has a 50 percent interest in one other company which is accounted for under the equity method as the Parker Drilling’s interest in the entity does not meet the consolidation criteria described above.
     Certain reclassifications have been made to prior period amounts to confirm with the current period presentation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 1 — Summary of Significant Accounting Policies (continued)
     Use of Estimates - The preparation of financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the date of the financial statements, and our revenue and expenses during the periods reported. Estimates are used when accounting for certain items such as legal accruals, mobilization and deferred mobilization, revenue and cost accounting following the percentage of completion method, self-insured medical/dental plans, etc. Estimates are based on historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ.
     Drilling Contracts and Rental Revenues - The Company recognizes revenues and expenses on dayrate contracts as drilling progresses. For meterage contracts, which are rare, the Company recognizes the revenues and expenses upon completion of the well. Revenues from rental activities are recognized ratably over the rental term which is generally less than six months.
     Construction Contract - Historically the Company has primarily constructed drilling rigs for its own use. In some instances, however, the Company enters into contracts to design, construct, deliver and commission a rig for a major customer. In 2008, the Company was awarded a cost reimbursable, fixed fee EPCI contract to construct, deliver and commission a rig for extended reach drilling work in Alaska. In 2006, the Company entered into a separate contract for the FEED of the rig. Total cost of the construction phase is currently expected to be approximately $245 million. The Company recognizes revenues received and costs incurred related to its construction contract on a gross basis and income for the related fees on a percentage of completion basis using the cost-to-cost method. Construction costs in excess of funds received from the customer are accumulated and reported as part of other current assets. At December 31, 2009, a net receivable (construction costs less progress payments) of $34.5 million is included in other current assets.
     Reimbursable Costs - The Company recognizes reimbursements received for out-of-pocket expenses incurred as revenues and accounts for out-of-pocket expenses as direct operating costs. Such amounts totaled $41.1 million, $53.3 million and $25.4 million during the years ended December 31, 2009, 2008 and 2007, respectively.
     Cash and Cash Equivalents - For purposes of the consolidated balance sheet and the consolidated statement of cash flows, the Company considers cash equivalents to be highly liquid debt instruments that have a remaining maturity of three months or less at the date of purchase.
     Accounts Receivable and Allowance for Doubtful Accounts - Trade accounts receivable are recorded at the invoice amount and generally do not bear interest. The allowance for doubtful accounts is the Company’s best estimate for losses that may occur resulting from disputed amounts and the inability of its customers to pay amounts owed. The Company determines the allowance based on historical write-off experience and information about specific customers. The Company reviews all past due balances over 90 days individually for collectibility.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 1 — Summary of Significant Accounting Policies (continued)
     Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to customers.

	December 31,
	2009	2008
	(Dollars in Thousands)
Trade	$192,740	$189,266
Employee (1)	42	67
Allowance for doubtful accounts (2)	(4,095)	(3,169)

Total receivables	$188,687	$186,164

(1)	Employee receivables related to cash advances for business expenses and travel.

(2)	Additional information on the allowance for doubtful accounts for the years ended December 31, 2009, 2008 and 2007 are reported on Schedule II — Valuation and Qualifying Accounts.
     Property, Plant and Equipment - The Company provides for depreciation of property, plant and equipment on the straight-line method over the estimated useful lives of the assets after provision for salvage value. Depreciable lives for different categories of property, plant and equipment are as follows:

Land drilling equipment	15 to 20 years
Barge drilling equipment	3 to 20 years
Drill pipe, rental tools and other	4 to 7 years
Buildings and improvements	10 to 20 years
     When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations. In the first quarter of 2009, we implemented a change in accounting estimate to more accurately reflect the useful life of some of the long-lived assets in our U.S. drilling and international drilling segments. This resulted in an approximate $16.0 million reduction in the depreciation expense in the year ended December 31, 2009, or $0.14 per share. We extended the useful lives of these long-lived assets based on our review of their services lives, technological improvements in the assets and recent changes to our refurbishment and maintenance practices which helped to extend the lives. Maintenance and repairs are charged to operating expense as incurred.
     Management periodically evaluates the Company’s assets to determine whether their net carrying values are in excess of their net realizable values. Management considers a number of factors such as estimated future cash flows, appraisals and current market value analysis in determining net realizable value. Assets are written down to fair value if the fair value is below the net carrying value.
     Interest from external borrowings is capitalized on major projects until the assets are ready for their intended use. Capitalized interest is added to the cost of the underlying asset and is amortized over the useful lives of the assets in the same manner as the underlying assets. Interest cost capitalized during 2009, 2008 and 2007 related to the construction of rigs totaled $6.0 million, $5.1 million and $6.2 million, respectively.
     Goodwill - Goodwill, when recorded upon the result of a qualifying event, is assessed for impairment on at least an annual basis. As of December 31, 2009 there was no existing goodwill. For further information see Note 3.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 1 — Summary of Significant Accounting Policies (continued)
     Rig Materials and Supplies - Since the Company’s international drilling generally occurs in remote locations, making timely outside delivery of spare parts uncertain, a complement of parts and supplies is maintained either at the drilling site or in warehouses close to the operation. During periods of high rig utilization, these parts are generally consumed and replenished within a one-year period. During a period of lower rig utilization in a particular location, the parts, like the related idle rigs, are generally not transferred to other international locations until new contracts are obtained because of the significant transportation costs, which would result from such transfers. The Company classifies those parts which are not expected to be utilized in the following year as long-term assets. Rig materials and supplies are valued at the lower of cost or market value.
     Deferred Costs - The Company defers costs related to rig mobilization and amortizes such costs over the term of the related contract. The costs to be amortized within twelve months are classified as current.
     Debt Issuance Costs - The Company typically capitalizes costs associated with debt financings and refinancing, and amortizes certain incurred costs over the term of the notes.
     Income Taxes - Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recognized against deferred tax assets unless it is “more likely than not” that the Company can realize the benefit of the net operating loss (“NOL”) carryforwards and deferred tax assets in future periods. The Company adopted the accounting for uncertainty in income taxes as of January 1, 2007 in accordance with the published standards under generally accepted accounting principles (GAAP).
     Earnings (Loss) Per Share (“EPS”) - Basic earnings (loss) per share is computed by dividing net income, by the weighted average number of common shares outstanding during the period. The effects of dilutive securities, stock options, unvested restricted stock and convertible debt are included in the diluted EPS calculation, when applicable.
     Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade receivables with a variety of national and international oil and gas companies. The Company generally does not require collateral on its trade receivables.
     At December 31, 2009 and 2008, the Company had deposits in domestic banks in excess of federally insured limits of approximately $68.1 million and $126.3 million, respectively. In addition, the Company had deposits in foreign banks at December 31, 2009 and 2008 of $46.7 million and $50.0 million, respectively, which are not federally insured.
     The Company’s customer base consists of major, independent and national oil and gas companies and integrated service providers. In 2009, BP and ExxonMobil accounted for approximately 26 percent and 15 percent of total revenues, respectively.
     Fair Value of Financial Instruments - The estimated fair value of the Company’s $225.0 million principal amount of 9.625% Senior Notes due 2013, based on quoted market prices, was $231.2 million at December 31, 2009. The estimated fair value of the Company’s $125.0 million principal amount of 2.125% Convertible Senior Notes due 2012 was $113.1 million on December 31, 2009. For cash, accounts receivable, rig supplies and materials and accounts payable, the Company believes carrying value approximates estimated fair value. See Note 4.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 1 — Summary of Significant Accounting Policies (continued)
     Stock-Based Compensation — We utilize the Black-Scholes option-pricing model to estimate the fair value of our stock options. Expected volatility is determined by using historical volatilities based on historical stock prices for a period that matches the expected term. The expected term of options represents the period of time that options granted are expected to be outstanding and typically falls between the options’ vesting and contractual expiration dates. The expected term assumption is developed by using historical exercise data adjusted as appropriate for future expectations. The risk-free rate is based on the yield at the date of grant of a zero-coupon U.S. Treasury bond whose maturity period equals the option’s expected term. The fair value of each option is estimated on the date of grant. There were no option grants during any of the three-years ended December 31, 2009.
     There were no options granted in during the three year period ended December 31, 2009. The tax expense realized for the tax deductions from option exercises and restricted stock vesting totaled $1.8 and $0.3 million for the years ended December 31, 2009 and 2008, respectively, which has been reported as a financing cash inflow in the consolidated condensed statement of cash flows. Cash received from option exercises for the years ended December 31, 2009 and 2008, respectively were $0.2 and $2.0 million. See Note 9 for additional information about the Company’s stock plans.
Note 2 — Disposition of Assets
     Disposition of Assets - Asset disposition in 2009 included the settlement of claims related to a barge that was overturned in 2005 and the sale of miscellaneous equipment that resulted in a recognized gain of $5.9 million. The single largest asset disposition item included in this category was related to the settlement in lieu of legal action in connection with the overturning of a barge rig that was being towed in advance of Hurricane Dennis in July 2005. The Company settled with various counterparties to the claim in December 2009, and received cash reimbursement, in the amount of $4.0 million, which was recorded as a gain in December 2009 as the Company had previously written-off the remaining net book value of the barge rig. Asset disposition in 2008 included the sale of Rig 206 in Indonesia, for which the Company recorded no gain or loss and miscellaneous equipment that resulted in a recognized gain of $2.7 million. Asset dispositions in 2007 consisted primarily of the sale of workover barge Rigs 9 and 26 for proceeds of approximately $20.5 million, resulting in a recognized gain of $15.1 million.
Note 3 — Goodwill
     As of December 31, 2008, the Company’s goodwill by reporting unit was: U.S. drilling barge rigs — $64.2 million and rental tools — $36.1 million, for a combined amount of $100.3 million. The goodwill was evaluated and primarily as a result of current equity market conditions in which the Company’s market capitalization was significantly under the book value of its assets and due to the uncertainty about financial markets’ return to normalcy, all of the Goodwill recorded on the Company’s books was written-down.
Note 4 — Long-Term Debt
     As discussed in Note 1, the Company’s consolidated financial statements as of and for the three-years ended December 31, 2009 have been adjusted to account for the retrospective application related to newly adopted accounting guidance in regards to accounting for convertible debt instruments that may be settled in cash upon conversion. The debt discount is accretive to interest expense over the life of the debt.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 4 — Long-Term Debt (continued)
     The following table illustrates the Company’s current debt portfolio as of December 31, 2009:

	December 31,
	2009	2008
	(Dollars in Thousands)
Convertible Senior Notes payable in July 2012 with interest at 2.125% payable semi-annually in January and July, net of unamortized discount of $14,596 at December 31, 2009 and $19,679 at December 31, 2008	$110,404	$105,321

Senior Notes payable in October 2013 with interest at 9.625% payable semi-annually in April and October net of unamortized premium of $2,427 at December 31, 2009 and $3,073 at December 31, 2008. (Effective interest rate of 9.24% at December 31, 2009 and December 31, 2008)	227,427	228,073

Term Note which began amortizing September 30, 2009 at equal installments of $3.0 million per quarter with interest at prime, plus an applicable margin or LIBOR, plus an applicable margin. (Effective interest rate of 3.48% at December 31, 2009)	44,000	50,000

Revolving Credit Facility with interest at prime, plus an applicable margin or LIBOR, plus an applicable margin. (Effective interest rate of 2.98% at December 31, 2009)	42,000	58,000

Total debt	423,831	441,394
Less current portion	12,000	6,000

Total long-term debt	$411,831	$435,394

     The aggregate maturities of long-term debt are as follows:
•	2010 — $12.0 million

•	2011 — $12.0 million

•	2012 — $137.0 million

•	2013 — $275.0 million
     Activity in 2009 — On January 30, 2009, Lehman Commercial Paper, Inc. assigned its obligations under the 2008 Credit Facility to Trustmark National Bank. Upon assignment, Trustmark National Bank fully funded Lehman Commercial Paper, Inc.’s commitment, including an additional $4.0 million that Lehman Commercial paper, Inc. did not fund in October 2008, therefore increasing our borrowings under the Revolving Credit Facility to $62.0 million at that time.
     On June 3, 2009, we repaid $20.0 million of the Revolving Credit Facility, reducing the amount drawn to $42.0 million, which remains the balance at December 31, 2009.
     Our $50.0 million Term Loan began amortizing on September 30, 2009 at equal installments of $3.0 million per quarter resulting in an outstanding balance of $44.0 million on December 31, 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 4 — Long-Term Debt (continued)
     At December 31, 2009, the Company had a $80.0 million revolving credit facility available for general corporate purposes and to support letters of credit. As of December 31, 2009, $12.7 million of availability has been reserved to support letters of credit that have been issued and $42.0 million was outstanding under the facility.
     Activity in 2008 — On May 15, 2008, the Company entered into a new Credit Agreement (“2008 Credit Facility”) with a five year senior secured $80.0 million revolving credit facility (“Revolving Credit Facility) and a senior secured term loan facility (“Term Loan Facility”) of up to $50.0 million. The obligations of the Company under the 2008 Credit Facility are guaranteed by substantially all of Parker Drilling’s domestic subsidiaries, except for domestic subsidiaries owned by foreign subsidiaries and certain immaterial subsidiaries, each of which has executed a guaranty. The extensions of credit under the 2008 Credit Facility are secured by a pledge of the stock of all of the subsidiary guarantors, certain immaterial domestic subsidiaries and first-tier foreign subsidiaries, all receivables of the Company and the subsidiary guarantors, a naval mortgage on certain eligible barge drilling rigs owned by a subsidiary guarantor and the inventory and equipment of Quail Tools, L.P., a subsidiary guarantor, and other tangible and intangible assets of the Company and the subsidiaries. The 2008 Credit Facility contains customary affirmative and negative covenants such as minimum ratios for consolidated leverage, consolidated interest coverage and consolidated senior secured leverage. The 2008 Credit Facility replaced the 2007 Credit Facility described in “Activity in 2007” below.
     The 2008 Credit Facility is available for general corporate purposes and to fund reimbursement obligations under letters of credit the banks issue on the Company’s behalf pursuant to this facility. Revolving loans are available under the 2008 Credit Facility subject to a borrowing base calculation based on a percentage of eligible accounts receivable, certain specified barge drilling rigs and eligible rental equipment of the Company and its subsidiary guarantors. As of December 31, 2008, there were $12.8 million in letters of credit outstanding, $50.0 million outstanding under the Term Loan Facility and $58.0 million outstanding under the Revolving Credit Facility. The Term Loan will begin amortizing on September 30, 2009 at equal installments of $3.0 million per quarter. As of December 31, 2008, the amount drawn represented 94 percent of the capacity of the Revolving Credit Facility (which also reflected a $4.4 million reduction in available borrowing resulting from the bankruptcy filing of Lehman Brothers Holdings, Inc., the parent corporation of Lehman Commercial Paper, Inc., which had a $6.2 million lending commitment). The Company expects to use the additional drawn amounts over the next twelve months to fund construction of two new rigs to perform an anticipated five-year contract in Alaska based on a BP contract awarded August 2009.
     Activity in 2007 — On July 5, 2007, the Company issued $125.0 million aggregate principal amount of 2.125 percent Convertible Senior Notes (the “Notes”) due July 15, 2012. The Notes were issued at par and interest is payable semiannually on July 15th and January 15th.
     The significant terms of the convertible notes are as follows:
•	Notes Conversion Feature - The initial conversion price for Note holders to convert their Notes into shares is at a common stock share price equivalent of $13.85 (77.2217 shares of common) stock per $1,000 note value. Conversion rate adjustments occur for any issuances of stock, warrants, rights or options (except for stock purchase plans or dividend re-investments) or any other transfer of benefit to substantially all stockholders, or as a result of a tender or exchange offer. The Company may, under advice of its Board of Directors, increase the conversion rate at its sole discretion for a period of at least 20 days.

•	Notes Settlement Feature - Upon tender of the notes for conversion, the Company can either settle entirely in shares or a combination of cash and shares, solely at the Company’s option. The Company’s policy is to satisfy its conversion obligation for the notes in cash, rather than in common stock, for at least the aggregate principal amount of the notes. This reduced the resulting potential earnings dilution to only include any possible conversion premium, which would be the difference between the average price of the shares and the conversion price per share of common stock.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 4 — Long-Term Debt (continued)
•	Contingent Conversion Feature - Note holders may only convert notes into shares when either sales price or trading price conditions are met, on or after the notes’ due date or upon certain accounting changes or certain corporate transactions (fundamental changes) involving stock distributions. Make-whole provisions are only included in the accounting and fundamental change conversions such that holders do not lose value as a result of the changes.

•	Settlement Feature - Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion rate multiplied by a volume weighted average price of our common stock during a specified period following the conversion date. Conversions can be settled in cash or shares, solely at our discretion.
     As of December 31, 2009, none of the conditions allowing holders of the Notes to convert had been met.
     Concurrently with the issuance of the Convertible Notes, the Company purchased a convertible note hedge (the “note hedge”) and sold warrants in private transactions with counterparties that were different than the ultimate holders of the Notes. The note hedge included purchasing free-standing call options and selling free-standing warrants, both exercisable in the Company’s common shares. The convertible note hedge allows us to receive shares of our common stock from the counterparties to the transaction equal to the amount of common stock related to the excess conversion value that we would issue and/or pay to the holders of the Notes upon conversion.
     The terms of the call options mirror the Notes’ major terms whereby the call option strike price is the same as the initial conversion price as are the number of shares callable, $13.85 per share and 9,027,713 shares respectively. This feature prevents dilution of the Company’s outstanding shares. The warrants allow the Company to sell 9,027,713 common shares at a strike price of $18.29 per share. The conversion price of the Notes remains at $13.85 per share, and the existence of the call options and warrants serve to guard against dilution at share prices less than $18.29 per share, since we would be able to satisfy our obligations and deliver shares upon conversion of the Notes with shares that are obtained by exercising the call options.
     The Company paid a premium of approximately $31.48 million for the call options and received proceeds for a premium of approximately $20.25 million from the sale of the warrants. This reduced the net cost of the note hedge to $11.23 million. The expiration date of the note hedge is the earlier of the last day on which the convertible Notes remain outstanding and the maturity date of the Notes.
     The convertible notes are classified as a liability, of which a portion has been reclassified into equity as discussed in Note 1. Because the Company has the choice of settling the call options and the warrants in cash or shares of our common stock, and these contracts meet all of the applicable criteria for equity classification as outlined in accounting guidance related to accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock, the cost of the call options and proceeds from the sale of the warrants are classified in stockholders’ equity in the Consolidated Balance Sheets. In addition, because both of these contracts are classified in stockholders’ equity and are solely indexed to the Company’s common stock, they are not accounted for as derivatives.
     Debt issuance costs totaled approximately $3.6 million and are being amortized over the five-year term of the Notes using the effective interest method. Proceeds from the transaction of $110.2 million were used to redeem the Company’s outstanding Senior Floating Rate notes, to pay the net cost of hedge and warrant transactions, and for general corporate purposes.
     On September 27, 2007, the Company redeemed $100.0 million face value of its Senior Floating Rate Notes at the redemption price of 101.0 percent. A portion of the proceeds from the sale of the Company’s 2.125% Convertible Senior Notes was used to fund the redemption. All of the Company’s Senior Floating Rate Notes have been redeemed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
5.	Parent, Guarantor, Non-Guarantor Consolidating Condensed Financial Statements

Set forth on the following pages are the consolidating condensed financial statements of (i) Parker Drilling, (ii) its subsidiaries that are guarantors of the 9 1/8% Notes and (iii) the subsidiaries that are not guarantors of the 9 1/8% Notes. The 9 1/8% Notes are guaranteed by substantially all of Company’s direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenue primarily outside the United States. Parker Drilling is a holding company with no operations, other than through its subsidiaries. Separate financial statements for each guarantor company are not provided as the Company complies with the exception to Rule 3-10(a)(1) of Regulation S-X, set forth in sub-paragraph (f) of such rule. All guarantor subsidiaries are directly or indirectly owned 100% by the parent company, all guarantees are full and unconditional and all guarantees are joint and several.

AralParker (a Kazakhstan joint stock company, owned 100 percent by Parker Drilling (Kazakstan), LLC, Casuarina Limited (a wholly-owned captive insurance company), KDN Drilling Limited, Mallard Argentine Holdings, Ltd., Mallard Drilling of South America, Inc., Mallard Drilling of Venezuela, Inc., Parker Drilling Investment Company, Parker Drilling (Nigeria) Limited, Parker Drilling Company (Bolivia) S.A., Parker Drilling Company Kuwait Limited, Parker Drilling Company Limited (Bahamas), Parker Drilling Company of New Zealand Limited, Parker Drilling Company of Sakhalin, Parker Drilling de Mexico S. de R.L. de C.V., Parker Drilling International of New Zealand Limited, Parker Drilling Tengiz, Ltd., PD Servicios Integrales, S. de R.L. de C.V., PKD Sales Corporation, Parker SMNG Drilling Limited Liability Company (owned 50 percent by Parker Drilling Company International, LLC), Parker Drilling Kazakhstan B.V., Parker Drilling AME Limited, Parker Drilling Asia Pacific, LLC, PD International Holdings C.V.,PD Dutch Holdings C.V., PD Selective Holdings C.V., PD Offshore Holdings C.V., Parker Drilling Netherlands B.V., Parker Drilling Dutch B.V., Parker Hungary Rig Holdings Limited Liability Company, Parker Drilling Spain Rig Services, S L, Parker 3Source, LLC, Parker 5272, LLC, Parker Central Europe Rig Holdings Limited Liability Company, Parker Cyprus Leasing Limited, Parker Cyprus Ventures Limited, Parker Drilling International B.V., Parker Drilling Offshore B.V., Parker Drilling Offshore International, Inc., Parker Drilling Overseas B.V., Parker Drilling Russia B.V., Parker Drillsource, LLC, PD Labor Services, Ltd, Pd Labor Sourcing Ltd., PD Personnel Services, Ltd., SaiPar Drilling Company B.V. (owned 50% by Parker Drilling Dutch B.V.) and Parker Enex, LLC, Parker Drilling Company Eastern Hemisphere, Ltd., Parker Drilling Company of Bolivia, Inc., Canadian Rig Leasing, Inc., Parker Drilling Company International Limited, Parker Drilling Company Limited LLC, Parker Drilling Company of Singapore, LLC, Parker USA Drilling Company, Universal Rig Service LLC, Parker Offshore Resources, L.P., Choctaw International Rig Corp., DGH, Inc., Parker Drilling Company of Argentina, Inc., Parker Drilling Company International, LLC, Parker Drilling (Kazakstan), LLC, Parker Drilling Company of New Guinea, LLC, Indocorp of Oklahoma, Inc., Creek International Rig Corp., Parker Drilling Company of Mexico, LLC, Selective Drilling Corporation, Parker Drilltech, LLC, Parker Drillserv, LLC, Parker Drillex, LLC, Parker Rigsource LLC, Parker Intex, LLC, Parker Drilling Eurasia, Inc., Parker Drilling Pacific Rim, Inc. are all non-guarantor subsidiaries. We are providing consolidating condensed financial information of the parent, Parker Drilling, the guarantor subsidiaries, and the non-guarantor subsidiaries as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2009, 2008 and 2007. The consolidating condensed financial statements present investments in both consolidated and unconsolidated subsidiaries using the equity method of accounting.

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
(Dollars in Thousands)

	Twelve months ended December 31, 2009
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Total revenues	$—	$381,145	$430,430	$(58,665)	$752,910

Operating expenses	—	300,620	313,435	(58,665)	555,390
Depreciation and amortization	—	65,595	48,380	—	113,975

Total operating gross margin	—	14,930	68,615	—	83,545

General and administration expense (1)	(180)	(44,973)	(330)	—	(45,483)
Provision for reduction in carrying value of certain assets	—	(3,206)	(1,440)	—	(4,646)
Gain on disposition of assets, net	—	4,190	1,716	—	5,906

Total operating income (loss)	(180)	(29,059)	68,561	—	39,322

Other income and (expense):
Interest expense	(33,203)	(35,838)	(13,959)	53,550	(29,450)

Interest income	43,183	1,184	16,585	(59,911)	1,041
Other	(3)	(1,133)	50	—	(1,086)
Equity in net earnings of subsidiaries	(20,797)	—	—	20,797	—

Total other income and (expense)	(10,820)	(35,787)	2,676	14,436	(29,495)

Income (benefit) before income taxes	(11,000)	(64,846)	71,237	14,436	9,827

Income tax expense (benefit):
Current	(3,655)	226	18,853	—	15,424
Deferred	(16,612)	1	1,747	—	(14,864)

Total income tax expense (benefit)	(20,267)	227	20,600	—	560

Net income (loss)	$9,267	$(65,073)	$50,637	$14,436	$9,267

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
(Dollars in Thousands)

	Twelve months ended December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Total revenues	$—	$428,389	$522,509	$(121,056)	$829,842

Operating expenses	2	210,644	431,790	(121,056)	521,380
Depreciation and amortization	—	67,602	49,354	—	116,956

Total operating gross margin	(2)	150,143	41,365	—	191,506

General and administration expense (1)	(204)	(34,107)	(397)	—	(34,708)

Impairment of goodwill	—	(100,315)	—	—	(100,315)
Gain on disposition of assets, net	—	1,206	1,491	—	2,697

Total operating income (loss)	(206)	16,927	42,459	—	59,180

Other income and (expense):
Interest expense	(33,990)	(35,643)	(11,843)	52,210	(29,266)
Changes in fair value of derivative positions	—	—	—	—	—
Interest income	42,575	901	10,139	(52,210)	1,405
Equity in loss of unconsolidated joint venture, net of taxes	—	—	(1,105)	—	(1,105)
Other	(2)	357	(899)	—	(544)
Equity in net earnings of subsidiaries	19,018	—	—	(19,018)	—

Total other income and (expense)	27,601	(34,385)	(3,708)	(19,018)	(29,510)

Income (benefit) before income taxes	27,395	(17,458)	38,751	(19,018)	29,670

Income tax expense (benefit):
Current	(3,463)	1,523	401	—	(1,539)
Deferred	8,130	1	350	—	8,481

Total income tax expense (benefit)	4,667	1,524	751	—	6,942

Net income (loss)	$22,728	$(18,982)	$38,000	$(19,018)	$22,728

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
(Dollars in Thousands)

	Twelve months ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Revenues	$—	$382,272	$327,211	$(54,910)	$654,573
Operating expenses	1	167,783	255,175	(54,910)	368,049
Depreciation and amortization	—	59,847	25,956	—	85,803

Operating gross margin	(1)	154,642	46,080	—	200,721

General and administration expense (1)	(165)	(24,360)	(183)	—	(24,708)
Provision for reduction in carrying value of certain assets	—	(284)	(1,178)	—	(1,462)
Gain (loss) on disposition of assets, net	—	16,967	(535)	—	16,432

Total operating income (loss)	(166)	146,965	44,184	—	190,983

Other income and (expense):
Interest expense	(31,978)	(35,642)	(12,092)	52,495	(27,217)
Changes in fair value of derivative position	(671)	—	—	—	(671)
Interest income	47,435	1,538	10,000	(52,495)	6,478
Loss on extinguishment of debt	(2,396)	—	—	—	(2,396)
Equity in loss of unconsolidated joint venture, net of taxes	—	—	(27,101)	—	(27,101)
Minority interest	—	—	(1,000)	—	(1,000)
Other	9	52	610	(6)	665
Equity in net earnings of subsidiaries	128,189	—	—	(128,189)	—

Total other income and (expense)	140,588	(34,052)	(29,583)	(128,195)	(51,242)

Income (loss) before income taxes	140,422	112,913	14,601	(128,195)	139,741
Income tax expense (benefit):
Current	18,020	(3,184)	2,766	—	17,602
Deferred	19,556	23	(286)	—	19,293

Income tax expense	37,576	(3,161)	2,480	—	36,895

Net income (loss)	$102,846	$116,074	$12,121	$(128,195)	$102,846

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED BALANCE SHEET
(Dollars in Thousands)

	December 31, 2009
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$58,189	$1,768	$48,846	$—	$108,803
Accounts and notes receivable, net	17,357	101,316	234,987	(164,973)	188,687
Rig materials and supplies	—	(1,150)	32,783	—	31,633
Deferred costs	—	—	4,531	—	4,531
Deferred income taxes	9,650	—	—	—	9,650
Other tax assets	96,450	(63,183)	4,551	—	37,818
Other current assets	557	45,513	27,084	(10,747)	62,407

Total current assets	182,203	84,264	352,782	(175,720)	443,529

Property, plant and equipment, net	79	434,870	281,725	124	716,798
Investment in subsidiaries and intercompany advances	903,616	582,049	466,799	(1,952,464)	—
Other noncurrent assets	56,658	5,094	29,107	(8,100)	82,759

Total assets	$1,142,556	$1,106,277	$1,130,413	$(2,136,160)	$1,243,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,000	$—	$—	$—	$12,000
Accounts payable and accrued liabilities	50,583	319,187	163,856	(365,716)	167,910
Accrued income taxes	1,069	624	7,433	—	9,126

Total current liabilities	63,652	319,811	171,289	(365,716)	189,036

Long-term debt	411,831	—	—	—	411,831
Long-term deferred tax liability	(1,098)	9,404	7,768	—	16,074
Intercompany payables	62,583	473,144	155,495	(691,222)	—
Other long-term liabilities	9,692	2,797	17,976	(219)	30,246
Contingencies	—	—	—	—	—

Stockholders’ equity:
Common stock	19,374	18,049	43,003	(61,052)	19,374
Capital in excess of par value	623,554	722,851	530,626	(1,253,474)	623,557
Retained earnings (accumulated deficit)	(47,032)	(439,779)	204,256	235,523	(47,032)

Total stockholders’ equity	595,896	301,121	777,885	(1,079,003)	595,899

Total liabilities and stockholders’ equity	$1,142,556	$1,106,277	$1,130,413	$(2,136,160)	$1,243,086

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED BALANCE SHEET
(Dollars in Thousands)

	December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$111,324	$6,858	$54,116	$—	$172,298
Accounts and notes receivable, net	51,792	107,913	241,113	(214,654)	186,164
Rig materials and supplies	—	(2,136)	32,377	—	30,241
Deferred costs	—	—	7,804	—	7,804
Deferred income taxes	9,735	—	—	—	9,735
Other tax assets	83,788	(50,601)	7,737	—	40,924
Other current assets	549	(155)	25,785	(54)	26,125

Total current assets	257,188	61,879	368,932	(214,708)	473,291

Property, plant and equipment, net	79	373,645	301,700	124	675,548
Investment in subsidiaries and intercompany advances	867,684	648,916	382,121	(1,898,721)	—
Investment in and advances to unconsolidated joint venture	—	—	—	—	—
Other noncurrent assets	27,607	(3,519)	32,793	—	56,881

Total assets	$1,152,558	$1,080,921	$1,085,546	$(2,113,305)	$1,205,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,000	$—	$—	$—	$6,000
Accounts payable and accrued liabilities	53,859	237,264	200,506	(351,231)	140,398
Accrued income taxes	540	1,259	10,331	—	12,130

Total current liabilities	60,399	238,523	210,837	(351,231)	158,528

Long-term debt	435,394	—	—	—	435,394
Other long-term liabilities	10	2,969	18,417	—	21,396
Long-term deferred tax liability	—	89	8,141	—	8,230
Intercompany payables	74,583	473,144	181,182	(728,909)	—
Contingencies (Note 10)	—	—	—	—	—

Stockholders’ equity:
Common stock	18,910	18,049	43,003	(61,052)	18,910
Capital in excess of par value	619,561	722,853	463,986	(1,186,839)	619,561
Retained earnings (accumulated deficit)	(56,299)	(374,706)	159,980	214,726	(56,299)

Total stockholders’ equity	582,172	366,196	666,969	(1,033,165)	582,172

Total liabilities and stockholders’ equity	$1,152,558	$1,080,921	$1,085,546	$(2,113,305)	$1,205,720

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED BALANCE SHEET
(Dollars in Thousands)

	December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$31,326	$6,802	$21,996	$—	$60,124
Marketable securities	—	—	—	—	—
Accounts and notes receivable, net	79,688	77,788	190,014	(180,784)	166,706
Rig materials and supplies	—	—	24,264	—	24,264
Deferred costs	—	—	7,795	—	7,795
Deferred income taxes	9,423	—	—	—	9,423
Other tax assets	59,673	(28,396)	1,255	—	32,532
Other current assets	174	3,813	18,352	—	22,339

Total current assets	180,284	60,007	263,676	(180,784)	323,183

Property, plant and equipment, net	79	332,654	253,033	122	585,888
Goodwill	—	100,315	—	—	100,315
Investment in subsidiaries and intercompany advances	813,248	542,727	388,979	(1,744,954)	—
Investment in and advances to unconsolidated joint venture	—	—	(4,353)	—	(4,353)
Other noncurrent assets	30,299	(1,023)	32,864	—	62,140

Total assets	$1,023,910	$1,034,680	$934,199	$(1,925,616)	$1,067,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$20,000	$—	$—	$—	$20,000
Accounts payable and accrued liabilities	48,820	172,068	113,872	(247,408)	87,352
Accrued income taxes	1,765	1,990	13,073	—	16,828

Total current liabilities	70,585	174,058	126,945	(247,408)	124,180

Long-term debt	329,309	—	—	—	329,309
Other long-term liabilities	110	2,206	54,002	—	56,318
Long-term deferred tax liability	1	89	7,954	—	8,044
Intercompany payables	74,583	473,144	141,676	(689,403)	—
Commitments and contingencies (Note 13)	—	—	—	—	—

Stockholders’ equity:
Common stock	18,653	18,049	43,003	(61,052)	18,653
Capital in excess of par value	609,696	722,858	438,639	(1,161,497)	609,696
Retained earnings (accumulated deficit)	(79,027)	(355,724)	121,980	233,744	(79,027)

Total stockholders’ equity	549,322	385,183	603,622	(988,805)	549,322

Total liabilities and stockholders’ equity	$1,023,910	$1,034,680	$934,199	$(1,925,616)	$1,067,173

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
(Dollars in Thousands)

	Twelve months ended December 31, 2009
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$9,267	$(65,073)	$50,637	$14,436	$9,267
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	65,595	48,380	—	113,975
Gain on disposition of assets	—	(4,190)	(1,716)	—	(5,906)
Deferred income tax expense (benefit)	(16,612)	1	1,747	—	(14,864)
Provision for reduction in carrying value of certain assets	—	3,206	1,440	—	4,646
Expenses not requiring cash	11,626	—	—	—	11,626
Equity in net earnings of subsidiaries	20,797	—	—	(20,797)	—
Change in accounts receivable	34,435	(38,905)	6,126	—	1,656
Change in other assets	(35,604)	906	8,439	—	(26,259)
Change in liabilities	17,203	41,411	(41,883)	—	16,731

Net cash provided by operating activities	41,112	2,951	73,170	(6,361)	110,872

Cash flows from investing activities:
Capital expenditures	—	(129,281)	(30,773)	—	(160,054)
Proceeds from the sale of assets	—	6,919	2,417	—	9,336
Intercompany dividend payments	—	—	(6,361)	6,361	—

Net cash used in investing activities	—	(122,362)	(34,717)	6,361	(150,718)

Cash flows from financing activities:
Proceeds from draw on revolver credit facility	4,000	—	—	—	4,000
Paydown on revolver credit facility	(26,000)	—	—	—	(26,000)
Proceeds from stock options exercised	199	—	—	—	199
Excess tax benefit from stock-based compensation	(1,848)	—	—	—	(1,848)
Intercompany advances, net	(70,598)	114,321	(43,723)	—	—

Net cash provided by financing activities	(94,247)	114,321	(43,723)	—	(23,649)

Net increase in cash and cash equivalents	(53,135)	(5,090)	(5,270)	(0)	(63,495)
Cash and cash equivalents at beginning of year	111,324	6,858	54,116	—	172,298

Cash and cash equivalents at end of year	$58,189	$1,768	$48,846	$(0)	$108,803

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
(Dollars in Thousands)

	Twelve months ended December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$22,728	$(18,982)	$38,000	$(19,018)	$22,728
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	67,602	49,354	—	116,956
Impairment of goodwill	—	100,315	—	—	100,315
Amortization of debt issuance and premium	1,237	—	—	—	1,237
Gain on disposition of assets	—	(1,206)	(1,491)	—	(2,697)
Deferred tax expense	8,130	1	350	—	8,481
Equity in loss of unconsolidated joint venture	—	—	1,105	—	1,105
Expenses not requiring cash	14,096	—	—	—	14,096
Equity in net earnings of subsidiaries	(19,018)	—	—	19,018	—
Change in accounts receivable	27,895	9,197	(52,050)	—	(14,958)
Change in other assets	(36,459)	39,580	(27,424)	—	(24,303)
Change in liabilities	13,013	(60,528)	44,873	—	(2,642)

Net cash provided by operating activities	31,622	135,979	52,717	—	220,318

Cash flows from investing activities:
Capital expenditures	—	(142,087)	(54,983)	—	(197,070)
Proceeds from the sale of assets	—	2,551	1,961	—	4,512
Proceeds from insurance claims	—	—	951	—	951
Investment in unconsolidated joint venture	—	(5,000)	—	—	(5,000)

Net cash used in investing activities	—	(144,536)	(52,071)	—	(196,607)

Cash flows from financing activities:
Proceeds from issuance of debt	50,000	—	—	—	50,000
Principal payments under debt obligations	(35,000)	—	—	—	(35,000)
Proceeds from revolver draw	73,000	—	—	—	73,000
Payment of debt issuance costs	(1,846)	—	—	—	(1,846)
Proceeds from stock options exercised	1,969	—	—	—	1,969
Excess tax benefit from stock-based compensation	340	—	—	—	340
Intercompany advances, net	(40,087)	8,613	31,474	—	—

Net cash provided by financing activities	48,376	8,613	31,474	—	88,463

Net increase in cash and cash equivalents	79,998	56	32,120	—	112,174

Cash and cash equivalents at beginning of year	31,326	6,802	21,996	—	60,124

Cash and cash equivalents at end of year	$111,324	$6,858	$54,116	$—	$172,298

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
(Dollars in Thousands)

	Twelve months ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$102,846	$116,074	$12,121	$(128,195)	$102,846
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	59,847	25,956	—	85,803
Amortization of debt issuance and premium	845	—	—	—	845
Loss on extinguishment of debt	1,396	—	—	—	1,396
Gain/(loss) on disposition of assets	—	(16,967)	535	—	(16,432)
Deferred income tax expense	19,556	23	(286)	—	19,293
Equity in loss of unconsolidated joint venture	—	—	27,101	—	27,101
Provision for reduction in carrying value of certain assets	—	284	1,178	—	1,462
Expenses not requiring cash	13,247	(590)	—	—	12,657
Equity in net earnings of subsidiaries	(128,189)	—	—	128,189	—
Change in accounts receivable	(25,844)	40,139	(74,504)	—	(60,209)
Change in other assets	(21,409)	43,278	(53,629)	—	(31,760)
Change in liabilities	(24,119)	(69,414)	24,801	6	(68,726)

Net cash provided by (used in) operating activities	(61,671)	172,674	(36,727)	—	74,276

Cash flows from investing activities:
Capital expenditures	—	(149,013)	(93,085)	—	(242,098)
Proceeds from the sale of assets	54	4,992	18,399	—	23,445
Proceeds from insurance claims	—	7,844	—	—	7,844
Investment in unconsolidated joint venture	—	—	(5,000)	—	(5,000)
Purchase of marketable securities	(101,075)	—	—	—	(101,075)
Proceeds from sale of marketable securities	161,995	2,000	—	—	163,995

Net cash provided by (used in) investing activities	60,974	(134,177)	(79,686)	—	(152,889)

Cash flows from financing activities:
Proceeds from issuance of debt	125,000	—	—	—	125,000
Principal payments under debt obligations	(100,000)	—	—	—	(100,000)
Proceeds from draw on revolver credit facility	20,000	—	—	—	20,000
Purchase of call options	(31,475)	—	—	—	(31,475)
Proceeds from sale of common stock warrants	20,250	—	—	—	20,250
Payment of debt issuance costs	(4,618)	—	—	—	(4,618)
Proceeds from stock options exercised	15,455	—	—	—	15,455
Excess tax benefit from stock based compensation	1,922	—	—	—	1,922
Intercompany advances, net	(74,540)	(41,563)	116,103	—	—

Net cash provided by (used in) financing activities	(28,006)	(41,563)	116,103	—	46,534

Net increase (decrease) in cash and cash equivalents	(28,703)	(3,066)	(310)	—	(32,079)

Cash and cash equivalents at beginning of year	60,029	9,868	22,306	—	92,203

Cash and cash equivalents at end of year	$31,326	$6,802	$21,996	$—	$60,124

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 6 — Derivative Financial Instruments
     The Company entered into two variable-to-fixed interest rate swap agreements as a strategy to manage the floating rate risk on the $150.0 million Senior Floating Rate Notes. The first agreement, signed on August 18, 2004, fixed the interest rate on $50.0 million at 8.83 percent for a three-year period beginning September 1, 2006 and terminating September 2, 2009 and the second fixed the interest rate on an additional $50.0 million at 8.48 percent for the two-year period beginning September 1, 2006 and terminating September 4, 2008. In each case, an option to extend each swap for an additional two years at the same rate was given to the issuer, Bank of America, N.A.
     The swap agreements did not qualify for hedge accounting and accordingly, the Company reported the mark-to-market change in the fair value of the interest rate derivatives in earnings. For the year ended December 31, 2007, the Company recognized a $0.7 million decrease in the fair value of the derivative positions. On July 17, 2007, the Company terminated one swap scheduled to expire on September 2, 2008 and received $0.7 million. The second swap was not renewed and expired on September 4, 2007.
Note 7 — Income Taxes
     Income (loss) before income taxes is summarized below:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in Thousands)
United States	$(62,265)	$(30,212)	$125,424

Foreign	72,092	59,882	14,317

	$9,827	$29,670	$139,741

     Income tax expense (benefit) is summarized as follows:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in Thousands)
Current:
United States:
Federal	$(4,541)	$(3,751)	$13,860
State	128	407	791
Foreign	19,837	1,805	2,951

Deferred:
United States:
Federal	(14,818)	8,914	15,838
State	(1,793)	(784)	4,183
Foreign	1,747	351	(728)

	$560	$6,942	$36,895

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 7 — Income Taxes (continued)
     Total income tax expense differs from the amount computed by multiplying income before income taxes by the U.S. federal income tax statutory rate. The reasons for this difference are as follows:

	Year Ended December 31,
	2009		2008		2007
		% of Pre-Tax		% of Pre-Tax		% of Pre-Tax
	Amount	Income	Amount	Income	Amount	Income
			(Dollars in Thousands)
Computed Expected Tax Expense	$3,439	35%	$10,384	35%	$48,909	35%
Foreign Taxes	20,432	208%	22,391	75%	12,669	9%
Tax Effect Different From Statutory Rates	(10,658)	-108%	(4,449)	-15%	8,916	6%
State Taxes, net of federal benefit	(1,355)	-14%	(180)	-1%	4,973	4%
Foreign Tax Credits	(14,152)	-144%	(20,404)	-69%	(16,020)	-11%
Kazakhstan Tax Credits	—	—		—	(22,547)	-16%
Kazakhstan FIN 48 Items	—	—	(13,002)	-44%	(12,427)	-9%
Change in Valuation Allowance	638	6%	(1,835)	-6%	5,764	4%
Foreign Corporation Income	5,116	52%	2,997	10%	304	—
FIN 48 - Uncertain Tax Positions	1,184	12%		—	7,807	6%
FIN 48 - Foreign Tax Credits — Prior Years	1,798	18%		—	—	—
State NOL	(165)	-2%		—	—	—
Tax Benefit of Foreign Divestment	—	—	(3,456)	-12%	—	—
Permanent Differences	2,893	29%	3,189	11%	(465)	—
Prior Year Return to Provision Adjustments	(3,237)	-33%		—		—
Foreign Tax Credits — Prior Years	(5,389)	-55%		—	—	—
Other	16	—	(1,329)	-4%	(988)	-1%
Goodwill	—	—	12,636	43%	—	—

Actual Tax Expense	$560	6%	$6,942	23%	$36,895	27%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 7 — Income Taxes (continued)
     The components of the Company’s deferred tax assets and (liabilities) as of December 31, 2009 and 2008 are shown below:

	December 31,
	2009	2008
	(Dollars in Thousands)
Deferred tax assets
Current deferred tax assets:
Reserves established against realization of certain assets	$4,876	$5,362
Accruals not currently deductible for tax purposes	4,774	4,373

Gross current deferred tax assets	9,650	9,735
Current deferred tax valuation allowance	—	0

Net current deferred tax assets	9,650	9,735

Non-current deferred tax assets:
Federal net operating loss carryforwards	4,288	0
State net operating loss carryforwards	6,291	4,273
Other state deferred tax asset, net	4,913	5,015
Foreign Tax Credits	14,152	0
Other long term liabilities	2,149	2,149
Deferred compensation	—	809
Note Hedge Interest	7,204	9,304
Percentage of Completion Construction Projects	17	491
Goodwill	3,483	5,810
FIN 48	11,245	5,162
Foreign tax local	6,232	0
Property, Plant and equipment	—	2,941
Other	969	(531)
Rounding	—	0

Gross long-term deferred tax assets	60,943	35,423
Valuation Allowance	(5,194)	(4,556)

Net non-current deferred tax assets	55,749	30,867

Net deferred tax assets	65,399	40,602

Deferred tax liabilities:
Non-current deferred tax liabilities:
Property, Plant and equipment	(1,963)	(4,507)
Goodwill	—	0
Deferred tax impact of 481(a) adjustment related to FTCs	—	(4,645)
Foreign tax local	(6,708)	(342)
Federal benefit of foreign tax	(1,032)	(1,032)
Convertible Debt — State	(1,023)	(1,024)
Convertible Debt — Federal	(5,109)	(6,887)
Deferred compensation	(239)	0
Other	—	2,296

Net non-current deferred tax liabilities	(16,074)	(16,141)

Net deferred tax asset	$49,325	$24,461

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 7 — Income Taxes (continued)
     As part of the process of preparing the consolidated financial statements, the Company is required to determine its provision for income taxes. This process involves estimating the annual effective tax rate and the nature and measurements of temporary and permanent differences resulting from differing treatment of items for tax and accounting purposes. These differences and the NOL carryforwards result in deferred tax assets and liabilities. In each period, the Company assesses the likelihood that its deferred tax assets will be recovered from existing deferred tax liabilities or future taxable income in each taxing jurisdiction. To the extent the Company believes that it does not meet the test that recovery is more likely than not, it establishes a valuation allowance. To the extent that the Company establishes a valuation allowance or changes this allowance in a period, it adjusts the tax provision or tax benefit in the consolidated statement of operations. The Company uses its judgment to determine the provision or benefit for income taxes, and any valuation allowance recorded against the deferred tax assets.
     The 2009 results include a $5.4 million benefit related to our ability to claim foreign tax credits from prior years due to a change from deductions to credits, and additional valuation allowances related to state NOL carryforwards and current year foreign tax credits. After considering all available evidence, both positive and negative, we concluded that a valuation allowance of approximately $0.5 million was appropriate relating to the utilization of our current year foreign tax credits. At December 31, 2009, the Company had $124 million of gross state NOL carryforwards. For tax purposes, the state NOL carryforwards expire over a 15-year period from December 31, 2010 through 2024 for which a $0.6 million state valuation allowance has been established. During 2009, the Company paid $17.5 million for income taxes, net of refunds of $6.2 million received during the year.
     The 2008 results reflect a decrease of $22.5 million in deferred tax liabilities related to the impairment of goodwill. The Company released a valuation allowance relating to foreign tax credits due to the realization of its ability to recognize the benefit for the foreign tax credits. In addition, in 2008, the Company recognized a $12.2 million benefit related to our ability to claim foreign tax credits from prior years due to a change from deductions to credits. A valuation allowance of $4.1 million was established related to a Papua New Guinea deferred tax asset based on management’s analysis that it was not more likely than not the Company could realize the benefit in future periods.
     The 2007 results reflect the establishment of valuation allowances related to NOL carryforwards and other deferred tax assets in the U.S. The valuation allowances were recorded as an offset to the Company’s deferred tax assets, relating to foreign tax credits and state NOL carryforwards. The Company recorded the valuation allowance based on management’s analysis which concluded that it was not more likely than not that the Company could realize the benefit of the foreign tax credit and state NOL carryforwards in future periods.
     Effective January 1, 2007, the company adopted newly issued accounting guidance related to accounting for uncertainty in income taxes. This new accounting pronouncement prescribed a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 7 — Income Taxes (continued)
     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In Millions
Balance at January 1, 2009	$(11.7)
Decreases related to prior year tax positions	0.0
Additions based on tax positions taken during the current period	(2.9)
Lapse of statute	0.0

Balance at December 31, 2009	$(14.6)

     In many cases, the Company’s uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of December 31, 2009:

Colombia	2007-present
Kazakhstan	2004-present
Mexico	2004-present
New Zealand	2004-present
Papua New Guinea	2003-present
Russia	2006-present
United States — Federal	1992-present
     FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. At December 31, 2009, the Company had a liability for unrecognized tax benefits of $14.6 million (all of which, if recognized, would favorably affect the Company’s effective tax rate).
     The Company recognized interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2008 and December 31, 2009 we had approximately $8.4 million and $9.6 million of accrued interest and penalties related to uncertain tax positions, respectively. The Company recognized an increase of $1 million of interest and an increase of $0.2 million of penalties on unrecognized tax benefits for the year ended December 31, 2009.
Note 8 — Saudi Arabia Joint Venture
     On April 9, 2008, a subsidiary of Parker Drilling executed an agreement (“Sale Agreement”) to sell its 50 percent share interest in Al-Rushaid Parker Drilling Co. Ltd. (“ARPD”) to an affiliate of the Al Rushaid subsidiary that owns the remaining 50 percent interest. The terms of the Sale Agreement provided for a $2.0 million payment to Parker Drilling’s subsidiary as consideration for the 50 percent share interest of the Parker Drilling subsidiary and partial repayment of investments and advances of the Parker Drilling subsidiary to ARPD, including a $5.0 million advance in January 2008. The Parker Drilling subsidiary received the $2.0 million on April 15, 2008 in full settlement of the Company’s investment in and advances to ARPD.
     The Sale Agreement obligated the resulting Saudi shareholders to indemnify the Parker Drilling subsidiary and its affiliates from claims arising out of or related to the operations of ARPD, including the drilling contracts between ARPD and Saudi Aramco, ARPD’s bank loans and vendors providing goods or services to ARPD. The formal transfer of shares was approved by the Saudi Arabian authorities in July 2008. Equity investment in ARPD was zero at December 31, 2008 and 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 8 — Saudi Arabia Joint Venture (continued)
     Parker Drilling’s subsidiary incurred $27.1 million in losses related to its 50 percent interest in ARPD in 2007.
Note 9 — Common Stock and Stockholders’ Equity
     Stock Plans - The Company’s employee and non-employee director stock plans are summarized as follows:
     The current plan, the 2005 Long-Term Incentive Plan (“2005 Plan”), was approved by the shareholders at the Annual Meeting of Shareholders on April 27, 2005. The 2005 Plan authorizes the compensation committee or the board of directors to issue stock options, stock grants and various types of incentive awards in cash or stock to key employees, consultants and directors.
     In 2008, the Company issued 900,474 restricted shares to selected key personnel. Incentive grants to senior management members included in this issuance were based upon the attainment of pre-established performance goals. The amortization expense in 2008 for awards related to 2008 and previously awarded outstanding restricted shares was $7.0 million. In addition, during 2008 the Company obtained shareholder’s approval to increase the total number of common shares available for future awards under the 2005 Plan by 2,000,000 shares. This amendment to the 2005 Plan was approved by shareholders at the Company’s Annual Meeting on March 21, 2008.
     In 2009, the Company issued 2,483,239 restricted shares to selected key personnel. Incentive grants to senior management members included in this issuance were based on the attainment of pre-established performance goals. The amortization expense in 2009 for 2009 awards and previously awarded outstanding restricted shares was $4.3 million. The Company intends to seek shareholder approval at the 2010 annual meeting to amend the 2005 plan to the plan to increase the number of shares issued under the Plan.
     Information regarding the Company’s stock option plans is summarized below:

	1997 Stock Plan
	Incentive Options			Non-Qualified Options
		Weighted		Weighted
		Average		Average
		Exercise		Exercise	Restricted	Intrinsic
	Shares	Price	Shares	Price	Shares	Value
Outstanding at December 31, 2008	—	$—	290,300	$2.877	—

Granted	—	—	—	—	—
Exercised	—	—	(85,000)	2.349	—	$183,664
Cancelled	—	—	(75,000)	2.240	—

Outstanding at December 31, 2009	—	$—	130,300	$3.588	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 9 — Common Stock and Stockholders’ Equity (continued)
     The following tables summarize the information regarding stock options outstanding and exercisable as of December 31, 2007:

Outstanding Options
Weighted
			Average	Weighted
			Remaining	Average	Aggregate
		Number of	Contractual	Exercise	Intrinsic
Plan	Exercise Prices	Shares	Life	Price	Value
1997 Stock Plan
Non-qualified	$1.990 - $4.200	130,300	1.21 years	$3.588	$177,469

Exercisable Options
Weighted
			Average	Aggregate
		Number of	Exercise	Intrinsic
Plan	Exercise Prices	Shares	Price	Value
1997 Stock Plan
Non-qualified	$1.990 - $4.200	130,300	$3.588	$177,469
     The Company had 1,574,176 and 1,457,862 shares held in treasury stock at December 31, 2009 and 2008, respectively.
     Stock Reserved for Issuance - The following is a summary of common stock reserved for issuance:

	December 31,
	2009	2008
Stock plans	3,738,679	2,091,037
Stock bonus plan	24,666	355,359

Total shares reserved for issuance	3,763,345	2,446,396

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 10 — Reconciliation of Income and Number of Shares Used to Calculate Basic and Diluted Earnings Per Share (EPS)

	For the Year Ended December 31, 2009
	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
Basic EPS	$9,267,000	113,000,555	$0.08
Effect of dilutive securities:
Stock options and restricted stock		1,924,891

Diluted EPS	$9,267,000	114,925,446	$0.08

	For the Year Ended December 31, 2008
	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
Basic EPS	$22,728,000	111,400,396	$0.20
Effect of dilutive securities:
Stock options and restricted stock		1,030,149	$—

Diluted EPS:	$22,728,000	112,430,545	$0.20

	For the Year Ended December 31, 2007
	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount
Basic EPS	$102,846,000	109,542,364	$0.94
Effect of dilutive securities:
Stock options and restricted stock		1,314,330	$(0.01)

Diluted EPS:	$102,846,000	110,856,694	$0.93
     For the year ended December 31, 2009, options to purchase 58,500 shares of common stock at a price of $4.20 were outstanding during the period but were not included in the computation of diluted EPS because the options’ exercise prices were greater than the average market price of the common shares.
     For the year ended December 31, 2008, all stock options outstanding were included in the computation of diluted EPS as the options’ exercise prices were less than the average market price of the common shares.
     For the year ended December 31, 2007, options to purchase 60,000 shares of common stock at prices ranging from $10.81 to $12.09 were outstanding during the period but were not included in the computation of diluted EPS because the options’ exercise prices were greater than the average market price of the common shares.
Note 11 — Employee Benefit Plan
     The Company sponsors a defined contribution 401(k) plan (“Plan”) in which substantially all U.S. employees are eligible to participate. Company matching contributions to the Plan are based on the amount of employee contributions. The costs of our matching contributions to the Plan were $2.3 million, $2.8 million and $2.5 million in 2009, 2008 and 2007, respectively. Employees become 100 percent vested in the employer match contributions within three months of service from date of hire.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 12 — Reportable Segments
     In 2008, as previously reported, the Company created a new reportable segment called project management and engineering services by combining our labor, operations and maintenance and engineering services contracts which had been previously reported in our U.S. drilling or international drilling segments. The new segment was created in anticipation of the significant expansion of these projects and services and senior management’s resultant separate performance assessment and resource allocation for this segment. The new segment operations, unlike our U.S. and international drilling and rental tools operations, generally require little or no capital expenditures, and therefore have different performance assessment and resource needs. In the second quarter of 2008, the Company created a construction contract segment to reflect the Company’s Engineering, Procurement, Construction and Installation contract (“EPCI”). The construction contract segment income is accounted for on a percentage of completion basis using the cost-to-cost method. Revenues received and costs incurred related to the contract are recorded on a gross basis.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 12 — Reportable Segments (continued)

	Year Ended December 31,
Operations by Reportable Industry Segment	2009	2008	2007
	(Dollars in Thousands)
Revenues:
International drilling (1)	$293,337	$325,096	$213,566
U.S. drilling (1)	49,628	173,633	225,263
Rental tools (1)	115,057	171,554	138,031
Project management and engineering services (1)	109,445	110,147	77,713
Construction contract (1)	185,443	49,412	—

Total revenues	752,910	829,842	654,573

Operating income:
International drilling (2)	50,723	41,786	31,046
U.S. drilling (2)	(26,797)	53,964	97,679
Rental tools (2)	27,841	74,689	59,264
Project management and engineering services (2)	23,646	18,470	12,732
Construction contract (2)	8,132	2,597	—

Total operating income	83,545	191,506	200,721

General and administrative expense	(45,483)	(34,708)	(24,708)
Impairment of goodwill	—	(100,315)	—
Provision for reduction in carrying value of certain assets	(4,646)	—	(1,462)
Gain on disposition of assets, net	5,906	2,697	16,432

Total operating income	39,322	59,180	190,983

Interest expense	(29,450)	(29,266)	(25,157)
Changes in fair value of derivative positions	—	—	(671)
Loss on extinguishment of debt	—	—	(2,396)
Equity in loss of unconsolidated joint venture, net of taxes	—	(1,105)	(27,101)
Minority interest	—	—	(1,000)
Other	(45)	861	7,143

Income from continuing operations before income taxes	$9,827	$29,670	$141,801

Identifiable assets:
International drilling	$511,716	$540,575
U.S. drilling	132,386	157,508
Rental tools	96,469	125,170

Total identifiable assets	740,571	823,253
Corporate assets	502,515	382,468

Total assets	$1,243,086	$1,205,721

(1)	In 2009, BP accounted for approximately 23 percent of the Company’s total revenues, approximately $150.3 million of the Company’s construction contract segment revenues and approximately $2.6 million of the Company’s rental tools segment revenues. In 2009, ExxonMobil accounted for approximately 15 percent of the Company’s total revenues, approximately $75.7 million of the Company’s project management and engineering services segment revenues and approximately $20.7 million of the Company’s rental tools segment revenues. In 2008, ExxonMobil accounted for approximately 13 percent of the Company’s total revenues, approximately $62.2 million of the Company’s project management and engineering services segment revenues and approximately $22.3 million of the Company’s rental tools segment revenues. In 2007, ExxonMobil accounted for approximately 11 percent of the Company’s total revenues, approximately $63.0 million of the Company’s project management and engineering services segment revenues and approximately $11.4 million of the Company’s rental tools segment revenues.

(2)	Operating income is calculated as revenues less direct operating expenses, including depreciation and amortization expense.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 12 — Reportable Segments (continued)

	Year Ended December 31,
Operations by Reportable Industry Segment	2009	2008	2007
	(Dollars in Thousands)
Capital expenditures:
International drilling	$29,864	$75,680	$144,984
U.S. drilling	86,943	82,396	32,563
Rental tools	36,822	36,806	62,011
Corporate	9,155	2,188	2,540

Total capital expenditures	$162,784	$197,070	$242,098

Depreciation and amortization:
International drilling	$48,383	$50,461	$26,785
U.S. drilling	29,200	34,469	32,102
Rental tools	33,798	29,057	23,715
Corporate	2,594	2,969	3,201

Total depreciation and amortization	$113,975	$116,956	$85,803

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 12 — Reportable Segments (continued)

	Year Ended December 31,
Operations by Geographic Area	2009	2008	2007
	(Dollars in Thousands)
Revenues:
Africa and Middle East	$32,003	$40,036	$14,580
Asia Pacific	33,883	56,998	67,037
CIS	195,807	210,325	128,103
Latin America	117,651	122,521	75,683
United States	373,566	399,962	369,170

Total revenues	752,910	829,842	654,573

Operating income:
Africa and Middle East (1)	(2,795)	(13,293)	(14,466)
Asia Pacific (1)	7,539	7,668	10,670
CIS (1)	44,647	37,068	18,914
Latin America (1)	20,964	27,072	26,825
United States (1)	13,190	132,991	158,778

Total operating income	83,545	191,506	200,721

General and administrative expense	(45,483)	(34,708)	(24,708)
Impairment of goodwill	—	(100,315)	—
Provision for reduction in carrying value of certain assets	(4,646)	—	(1,462)
Gain on disposition of assets, net	5,906	2,697	16,432

Total operating income	39,322	59,180	190,983

Interest expense	(29,450)	(29,266)	(25,157)
Changes in fair value of derivative positions	—	—	(671)
Loss on extinguishment of debt	—	—	(2,396)
Equity in loss of unconsolidated joint venture, net of taxes	—	(1,105)	(27,101)
Minority interest	—	—	(1,000)
Other	(45)	861	7,143

Income from continuing operations before income taxes	$9,827	$29,670	$141,801

Long-lived assets: (2)
Africa and Middle East	$36,821	$40,724
Asia Pacific	22,335	27,663
CIS	142,888	146,609
Latin America	61,322	63,560
United States	453,431	396,992

Total long-lived assets	$716,797	$675,548

(1)	Operating income is calculated as revenues less direct operating expenses, including depreciation and amortization expense.

(2)	Long-lived assets primarily consist of property, plant and equipment, net and excludes assets held for sale, if any.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 13 — Commitments and Contingencies
     The Company has various lease agreements for office space, equipment, vehicles and personal property. These obligations extend through 2012 and are typically non-cancelable. Most leases contain renewal options and certain of the leases contain escalation clauses. Future minimum lease payments at December 31, 2009, under operating leases with non-cancelable terms are as follows:

Year Ended
December 31,
(Dollars in Thousands)
2010	$6,438
2011	2,932
2012	2,462
2013	1,946
2014	1,382
Thereafter	9,902

Total	$25,062

     Total rent expense for all operating leases amounted to $11.4 million for 2009, $13.7 million for 2008 and $10.1 million for 2007.
     The Company is self-insured for certain losses relating to workers’ compensation, employers’ liability, general liability (for onshore liability), protection and indemnity (for offshore liability) and property damage. The Company’s exposure (that is, the retention or deductible) per occurrence is $250,000 for worker’s compensation, employer’s liability, general liability, protection and indemnity and maritime employers’ liability (Jones Act). In addition, the Company assumes a $750,000 annual aggregate deductible for protection and indemnity and maritime employers’ liability claims. The annual aggregate deductible is eroded by every dollar that exceeds the $250,000 per occurrence retention. The Company continues to assume a straight $250,000 retention for workers’ compensation, employers’ liability, and general liability losses. The self-insurance for automobile liability applies to historic claims only as the Company is currently on a first dollar policy, with those reserves being minimal. For all primary insurances mentioned above, the Company has excess coverage for those claims that exceed the retention and annual aggregate deductible. The Company maintains actuarially-determined accruals in its consolidated balance sheets to cover the self-insurance retentions.
     The Company has self-insured retentions for certain other losses relating to rig, equipment, property, business interruption and political, war, and terrorism risks which vary according to the type of rig and line of coverage. Political risk insurance is procured for international operations. However, this coverage may not adequately protect the Company against liability from all potential consequences.
     As of December 31, 2009, the Company’s gross self-insurance accruals for workers’ compensation, employers’ liability, general liability, protection and indemnity and maritime employers’ liability totaled $6.9 million and the related insurance recoveries/receivables were $1.9 million.
     The Company has entered into employment agreements with terms of one to three years with certain members of management with automatic one or two year renewal periods at expiration dates. The agreements provide for, among other things, compensation, benefits and severance payments. They also provide for lump sum compensation and benefits in the event of termination within two years following a change in control of the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 13 — Commitments and Contingencies (continued)
     The Company is a party to various lawsuits and claims arising out of the ordinary course of business. Management, after review and consultation with legal counsel, does not anticipate that any liability resulting from these matters would materially affect the results of operations, the financial position or the net cash flows of the Company. However, an adverse ruling not anticipated by the Company could have a material adverse effect on the results of operations or the financial position of the Company.
Kazakhstan Tax Claims
     In connection with an October 2005 assessment of approximately KZT 7.4 billion or $62.5 million for corporate income taxes, the Kazakhstan Branch (“PKD Kazakhstan”) of Parker Drilling’s subsidiary, Parker Drilling Company International Limited (“PDCIL”), settled and paid the principal in December 2007. After an appeal of the interest portion of the notice of assessment, in February 2008, the Atyrau Economic Court issued a ruling that interest on the income tax assessed should accrue from the October 2005 assessment date. The interest portion of the assessment was paid by PKD Kazakhstan in March 2008, in final resolution of the income tax matter. Income tax for the year ended December 31, 2008 included a benefit of $13.4 million of FIN 48 interest and foreign currency exchange rate fluctuations related to this final resolution.
     In connection with an October 2005 assessment of value added tax (“VAT Assessment”) on the importation of Barge Rig 257, administrative fines of approximately KZT 1.4 billion, or approximately $9.2 million, were assessed against PKD Kazakhstan, which assessment was appealed. In September 2009, a Kazakhstan court upheld the administrative fines related to the VAT Assessment. Amounts previously paid towards this fine totaled approximately KZT 18 million or $125 thousand. In February 2010, the remaining amount due of approximately KZT 1.3 billion, or approximately $9.1 million, was paid to the Atyrau Tax Committee in satisfaction of the fine. The Company has requested reimbursement of the full amount of the fine (totaling approximately $9.2 million) from our client, which is contractually obligated to reimburse PKD Kazakhstan for any administrative fines ultimately assessed.
Bangladesh Claim
     In September 2005, a subsidiary of the Company was served with a lawsuit filed in the 152nd District Court of Harris County State of Texas on behalf of numerous citizens of Bangladesh claiming $250 million in damages due to various types of property damage and personal injuries (none involving loss of life) arising as a result of two blowouts that occurred in Bangladesh in January and June 2005, although only the June 2005 blowout involved the Company. The district court dismissed the case on the basis that Houston, Texas, is not the appropriate location for this suit to be filed. The plaintiffs appealed this dismissal. The Court of Appeals affirmed the dismissal which is now final because the plaintiffs failed to lodge an appeal with the Supreme Court within the required time period.
Asbestos-Related Claims
     In August 2004, Parker Drilling was notified that certain of its subsidiaries have been named, along with other defendants, in several complaints that have been filed in the Circuit Courts of the State of Mississippi by several hundred persons that allege that they were employed by some of the named defendants between approximately 1965 and 1986. The complaints name as defendants numerous other companies that are not affiliated with Parker Drilling, including companies that allegedly manufactured drilling related products containing asbestos that are the subject of the complaints.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 13 — Commitments and Contingencies (continued)
Asbestos-Related Claims (continued)
     The complaints allege that the Parker Drilling’s subsidiaries and other drilling contractors used asbestos-containing products in offshore drilling operations, land-based drilling operations and in drilling structures, drilling rigs, vessels and other equipment and assert claims based on, among other things, negligence and strict liability and claims under the Jones Act and that the plaintiffs are entitled to monetary damages. Based on the report of the special master, these complaints have been severed and venue of the claims transferred to the county in which the plaintiff resides or the county in which the cause of action allegedly accrued. Subsequent to the filing of amended complaints, Parker Drilling has joined with other co-defendants in filing motions to compel discovery to determine what plaintiffs have an employment relationship with which defendant, including whether or not any plaintiffs have an employment relationship with subsidiaries of Parker Drilling. Out of 668 amended single-plaintiff complaints filed to date, sixteen (16) plaintiffs have identified Parker Drilling or one of its affiliates as a defendant. Discovery is proceeding in groups of 60 and none of the plaintiff complaints naming Parker Drilling are included in the first 60 (Group I). The initial discovery of Group I resulted in certain dismissals with prejudice, two dismissals without prejudice and two withdraws from Group I, leaving only 40 plaintiffs remaining in Group I. Selection of Discovery Group II was completed on April 21, 2008. Out of the 60 plaintiffs selected, Parker Drilling was named in one suit in which the plaintiff claims that during 1973 he earned $587.40 while working for a former subsidiary of a company Parker Drilling acquired in 1996.
     The subsidiaries named in these asbestos-related lawsuits intend to defend themselves vigorously and, based on the information available to the Company at this time, the Company does not expect the outcome to have a material adverse effect on its financial condition, results of operations or cash flows. However, the Company is unable to predict the ultimate outcome of these lawsuits. No amounts were accrued at December 31, 2009.
Gulfco Site
     In 2003, the Company received an information request under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) designating Parker Drilling Offshore Corporation, a subsidiary of Parker Drilling, as a potentially responsible party with respect to the Gulfco Marine Maintenance, Inc. Superfund Site in Freeport, Texas (EPA No. TX 055144539). The subsidiary responded to this request with documents. In January 2008 the subsidiary received an administrative order to participate in an investigation of the site and a study of the remediation needs and alternatives. The EPA alleges that the subsidiary is a successor to a party who owned the Gulfco site during the time when chemical releases took place there. Two other parties have been performing the investigation and study work since mid-2005 under an earlier version of the same order. The subsidiary believes that it has a sufficient cause to decline participation under the order and has notified the EPA of that decision. Non-compliance with an EPA order absent sufficient cause for doing so can result in substantial penalties under CERCLA. To date, the EPA and the other two parties have spent approximately $3.0 million studying and conducting initial remediation of the site. It is anticipated that at least an additional $1.3 million will be required to complete the remediation. Other costs (not yet quantified), such as interest and administrative overhead, could be added to any action against the Company. The Company currently anticipates that the total claim will not exceed $5 million and will be shared by all responsible parties. The Company has conducted an evaluation of the subsidiary’s relationship to the site and is engaged in discussions with the relevant parties in an effort to resolve the matter and to reduce potential risks and costs associated with possible litigation in the future.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 13 — Commitments and Contingencies (continued)
Customs Agent and Foreign Corrupt Practices Act (“FCPA”) Investigation
     As previously disclosed, the Company received requests from the United States Department of Justice (“DOJ”) in July 2007 and the United States Securities and Exchange Commission (“SEC”) in January 2008 relating to the Company’s utilization of the services of a customs agent. The DOJ and the SEC are conducting parallel investigations into possible violations of U.S. law by the Company, including the FCPA. In particular, the DOJ and the SEC are investigating the Company’s use of customs agents in certain countries in which the Company currently operates or formerly operated, including Kazakhstan and Nigeria. The Company is fully cooperating with the DOJ and SEC investigations and is conducting an internal investigation into potential customs and other issues in Kazakhstan and Nigeria. The internal investigation has identified issues relating to potential non-compliance with applicable laws and regulations, including the FCPA with respect to operations in Kazakhstan and Nigeria. At this point, we are unable to predict the duration, scope or result of the DOJ or the SEC investigation or whether either agency will commence any legal action.
     Further, in connection with our internal investigation, we also have learned that an individual who may be considered a foreign official under the FCPA owns in trust a substantial stake in a foreign subcontractor with whom the Company does business through a joint venture relationship in Kazakhstan. We are currently engaged in efforts to evaluate and implement alternatives to restructure or end the relationship with the subcontractor. At this point, we are unable to predict the outcome of our restructuring efforts or whether termination will result, either of which could negatively impact some of our operations in Kazakhstan and potentially have a material adverse impact on our business, results of operations, financial condition and liquidity.
     The DOJ and the SEC have a broad range of civil and criminal sanctions under the FCPA and other laws and regulations, which they may seek to impose against corporations and individuals in appropriate circumstances including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. These authorities have entered into agreements with, and obtained a range of sanctions against, several public corporations and individuals arising from allegations of improper payments and deficiencies in books and records and internal controls, whereby civil and criminal penalties were imposed. Recent civil and criminal settlements have included multi-million dollar fines, deferred prosecution agreements, guilty pleas, and other sanctions, including the requirement that the relevant corporation retain a monitor to oversee its compliance with the FCPA. In addition, corporations may have to end or modify existing business relationships. Any of these remedial measures, if applicable to us, could have a material adverse impact on our business, results of operations, financial condition and liquidity.
     We have taken certain steps to enhance our anti-bribery compliance efforts, including retaining a full-time Chief Compliance Officer who reports to the Chief Executive Officer and Audit Committee, and implementing efforts for the adoption of revised FCPA policies, procedures, and controls; increased training and testing requirements; contractual provisions for our service providers that interface with foreign government officials; due diligence and continuing oversight procedures for the review and selection of such service providers; and a compliance awareness improvement initiative that includes issuance of periodic anti-bribery compliance alerts.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 13 — Commitments and Contingencies (continued)
Economic Sanctions Compliance
     We are subject to laws and regulations restricting our international operations, including activities involving restricted countries, organizations, entities and persons that have been identified as unlawful actors or that are subject to U.S. economic sanctions. Pursuant to an internal review, we have identified certain shipments of equipment and supplies that were routed through Iran as well as other activities, including drilling activities, which may have violated applicable U.S. laws and regulations. We have reviewed these shipments, transactions and drilling activities to determine whether the timing, nature and extent of such activities or other conduct may have given rise to violations of these laws and regulations, and we have voluntarily disclosed the results of our review to the U.S. government. At this point, we are unable to predict whether the government will initiate an investigation or any proceedings against the Company or the ultimate outcome that may result from our voluntary disclosure. If U.S. enforcement authorities determine that we were not in compliance with export restrictions, U.S. economic sanctions or other laws and regulations that apply to our international operations, we may be subject to civil or criminal penalties and other remedial measures, which could have an adverse impact on our business, results of operations, financial condition and liquidity.
Kazakhstan Ministry of Finance Tax Audit
     On August 14, 2009, the Kazakhstan Branch (“PKD Kazakhstan”) of Parker Drilling’s subsidiary, Parker Drilling Company International Limited (“PDCIL”), received an Act of Tax Audit from the Ministry of Finance of Kazakhstan (“MinFin”) for the period January 01, 2005 through December 31, 2007. PKD Kazakhstan was assessed additional taxes in the amount of KZT 1.45 billion (approximately USD $9.7 million) and associated interest in the amount of KZT 700 million (approximately USD $4.7 million). The amounts assessed relate to corporate income taxes and interest in connection with the disallowance of the head office’s management and administrative expenses, loan interest and state duties, as well as Value Added Taxes (“VAT”) and interest in connection with VAT offset on debts classified as doubtful by MinFin and for property taxes and interest in connection with Barge Rig 257 as a result of MinFin applying a lower rate of depreciation.
     On September 25, 2009, PKD Kazakhstan appealed the Act of Tax Audit with MinFin on the basis the Branch exercised its rights provided by the Convention between the Governments of the Republic of Kazakhstan and the United States of America on the Avoidance of Double Taxation and the Prevention of the Fiscal Evasion with respect to Taxes on Income and Capital as well as improper application of Kazakhstan Tax Code provisions.
     On January 13, 2010, PKD Kazakhstan received a response from MinFin to the appeal filed September 25, 2009. MinFin agreed with PKD Kazakhstan to remove the assessment related to property taxes and interest in connection with Barge Rig 257 which reduced the overall assessment by KZT 741 million (approximately USD $5 million). The residual assessment of KZT 959 million (approximately USD $6.5 million) of taxes and KZT 450 million (approximately USD $3 million) of associated interest remains outstanding.
     PKD Kazakhstan intends to continue defending itself through court appeals. Based on the information available to the Company at this time, we do not expect the outcome to have a material adverse effect on our financial condition, results of operations or cash flows; however, we are unable to predict the ultimate outcome of this Act of Tax Audit. No amounts were accrued at December 31, 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 14 — Related Party Transactions
Consulting Agreement
     The Company is party to a consulting agreement with Robert L. Parker Sr., the former Chairman of the Board of Directors of the Company and the father of the Company’s current Executive Chairman, Robert L. Parker Jr. Under the agreement, Mr. Parker Sr. was paid consulting fees of $180,667, $270,750 and $316,250 in each of the years ending December 31, 2009, 2008 and 2007, respectively. During 2007 and 2008, Mr. Parker Sr. and his spouse also received medical coverage under the Company’s medical plan.
     During the term of the consulting agreement, Mr. Parker Sr. is required to maintain the confidentiality of any information he obtains while an employee or consultant and to disclose to the Company any ideas he conceives and assign to the Company any inventions he develops. For one year after the termination of the consulting agreement, Mr. Parker Sr. is prohibited from soliciting business from any of the Company’s customers or individuals with which the Company has done business, from becoming interested in any business that competes with the Company, and from recruiting any employees of the Company.
     Under the consulting agreement, as amended, Mr. Parker Sr. continues to represent the Company on the U.S.-Kazakhstan Business Council, for which he receives a monthly payment of $14,583.34. Unless extended by the parties, the consulting agreement will terminate on April 30, 2010.
Other Related Party Agreements
     During 2009 and 2008, one of the Company’s directors held the positions of President and of Executive Vice President and Chief Financial Officer, respectively, of Apache Corporation (“Apache”). During 2009 and 2008, affiliates of Apache paid affiliates of the Company a total of $6.8 million and $18.2 million, respectively, for performance of drilling services and provision of rental tools.
Note 15 — Supplementary Information
     At December 31, 2009, accrued liabilities included $2.8 million of deferred mobilization fees, $6.6 million of accrued interest expense, $5.7 million of workers’ compensation liabilities and $14.1 million of accrued payroll and payroll taxes. Other long-term obligations included $1.2 million of workers’ compensation liabilities as of December 31, 2009.
     At December 31, 2008, accrued liabilities included $4.4 million of deferred mobilization fees, $7.3 million of accrued interest expense, $6.2 million of workers’ compensation liabilities and $25.9 million of accrued payroll and payroll taxes. Other long-term obligations included $1.9 million of workers’ compensation liabilities as of December 31, 2008.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 16 — Selected Quarterly Financial Data

	Quarter
Year 2009	First	Second	Third	Fourth (2)	Total (2)
		(Dollars in Thousands Except Per Share Amounts)
			(Unaudited)
Revenues	$173,925	$221,791	$181,409	$175,785	$752,910
Operating gross margin	$25,626	$27,290	$16,226	$14,403	$83,545
Operating income	$12,644	$16,868	$4,882	$4,928	$39,322
Net income (loss)	$2,106	$4,391	$7,094	$(4,324)	$9,267
Basic earnings per share — net income (loss) (1)	$0.02	$0.04	$0.06	$(0.04)	$0.08
Diluted earnings per share — net income (loss)(1)	$0.02	$0.04	$0.06	$(0.04)	$0.08

	Quarter
Year 2008	First (2)	Second (2)	Third (2)	Fourth (2)	Total (2)
		(Dollars in Thousands Except Per Share Amounts)
			(Unaudited)
Revenues	$173,278	$216,730	$227,454	$212,380	$829,842
Operating gross margin	$41,490	$50,035	$52,319	$47,662	$191,506
Operating income (loss)	$35,401	$42,190	$43,847	$(62,258)	$59,180
Net income (loss)	$23,202	$21,897	$17,830	$(40,201)	$22,728
Basic earnings per share — net income (loss) (1)	$0.21	$0.20	$0.16	$(0.36)	$0.20
Diluted earnings per share — net income (loss) (1)	$0.21	$0.19	$0.16	$(0.36)	$0.20

(1)	As a result of shares issued during the year, earnings per share for each of the year’s four quarters, which are based on weighted average shares outstanding during each quarter, may not equal the annual earnings per share, which is based on the weighted average shares outstanding during the year.

(2)	Total operating income and net income includes a gain of $15.1 million related to the sale of two barge rigs in the first quarter. Also included is a provision for reduction in carrying value of certain assets of $1.1 million recorded in the third quarter, and an equity loss in an unconsolidated joint venture of $1.1 million and $26.0 million in the third and fourth quarters, respectively. See Note 8 for further information on the joint venture. Net income in the first quarter included income tax expense of $7.0 million related to the sale of the two barge rigs and $1.9 million related to interest on tax uncertainties recorded. Net income in the second quarter included income tax expense of $4.0 million interest on tax uncertainties recorded. Net income in the fourth quarter included an income tax benefit of $25.6 million related to the settlement of tax matters related to accounting for uncertainties in income taxes. See Note 7 for further detail.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Note 17 — Recent Accounting Pronouncements
     Consolidation — Effective January 1, 2009, we adopted the accounting standards update related to noncontrolling interest that established accounting and reporting requirements for (a) noncontrolling interest in a subsidiary and (b) the deconsolidation of a subsidiary. The update required that noncontrolling interest be reported as equity on the consolidated balance sheet and required that net income attributable to controlling interest and to noncontrolling interest be shown separately on the face of the statement of operations. The update also changes accounting for losses attributable to noncontrolling interests. Our adoption did not have a material effect on our consolidated balance sheet, statements of operations or cash flows.
     Fair Value Measurements and Disclosures — Effective January 1, 2008, we adopted the accounting standards update related to fair value measurement of financial instruments that defined fair value, thereby offering a single source of guidance for the application of fair value measurement, established a framework for measuring fair value that contains a three-level hierarchy for the inputs to valuation techniques, and required enhanced disclosures about fair value measurements. Our adoption did not have a material effect on our consolidated balance sheet, statements of operations or cash flows.
     Effective January 1, 2009, we adopted the remaining provisions of the accounting standards update for fair value measurement of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Our adoption did not have a material effect on our consolidated balance sheet, statements of operations or cash flows.
     Effective April 1, 2009, we adopted the accounting standards update related to measuring fair value when the volume and level of activity for the assets or liability have significantly decreased and identifying transactions that are not orderly, which provided additional guidance for estimating fair value when there is no active market or where the activity represents distressed sales on an interim and annual reporting basis. Our adoption did not have a material effect on our consolidated balance sheet, statements of operations or cash flows.
     Subsequent Events — Effective for events occurring subsequent to June 30, 2009, we adopted the accounting standards update regarding subsequent events, which established the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Our adoption did not have a material impact on the disclosures contained within our notes to consolidated financial statements.